EXHIBIT 4.4




         1995-1 AMENDMENT TO THE FHP INTERNATIONAL
         CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


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                        AMENDMENT 1995-1
                 FHP INTERNATIONAL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

          WHEREAS, FHP International Corporation ("FHP") and its subsidiary, FHP, Inc. have established and maintained the FHP
International Corporation Employee Stock Ownership Plan ("Plan");
and

          WHEREAS, the Board of Directors of FHP has authorized the Committee under the Plan to adopt certain amendments to the Plan; and

          WHEREAS, the Committee has determined that it is within its authority to adopt the amendment set forth below.

          NOW, THEREFORE, the Plan is hereby amended as follows, effective for the Plan Year ending December 31, 1995:

          Section 4.05(b) is amended by adding the following to the end of the section:

          "The allocation of the Employer ESOP Contribution for the Plan Year ended December 31, 1995 shall be determined as follows: First, for calculation purposes only, and the amount of the forfeitures allocated for the plan year ended December 31, 1995 under the Take Care Savings and Retirement Plan to the amount of the Employer ESOP Contribution. Such total shall be referred to as the "Gross Allocation Amount". Second, tentatively allocate percentage of the Gross Allocation Amount to the Account of each participant. The amount to be tentatively allocated to a Participant shall be the total Gross Allocation Amount times the ratio of the Participant's Compensation for the Plan Year to the total of all such Participants' Compensation for the Plan Year. Third, reduce the Gross Allocation Amount allocated to each Participant by the amount of forfeitures allocated to the Participant (if any) under the Take Care Savings and Retirement Plan for the plan year ended December 31, 1995. The remaining amounts shall be allocated to the Participants' Accounts under this Plan as the Employer ESOP Contribution."

          IN WITNESS WHEREOF, this Amendment 1995-1 is hereby adopted this 21st day of December, 1995 by the Administrative
Committee of the FHP International Corporation Employee Stock
Ownership Plan.


Dated: December 21, 1995         __/s/ Burke F. Gumbiner__
                              By:  Burke F. Gumbiner
                              Chairman, Administrative Committee


          IN WITNESS WHEREOF, the Companies have caused their duly authorized officers to execute this Amendment 1994-2 to the Plan on this 9th day of December, 1994.


                              FHP, INC.

                              By: __/s/ Mark B. Hacken__

                              Its: President and CEO


                              FHP INTERNATIONAL CORPORATION


                              By:__/s/ Mark B. Hacken__
                              Its: President and CEO
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